Exhibit 5.1

October 3, 1997


Board of Directors
Simtek Corporation
1465 Kelly Johnson Boulevard
Colorado Springs, Colorado 80920

Re: Simtek Corporation Registration Statement on Form S-3, 5,074,713 Shares of Common Stock

Gentlemen:

As counsel for Simtek Corporation, a Colorado corporation (the "Company"), we have examined the above-captioned Registration Statement on Form S-3 under the Securities Act of 1993, as amended (the "Registration Statement"), which the Company plans to file covering the issuance by the Company of 5,074,713 shares of its Common Stock, par value $.01 per share ("Common Stock"), upon the exercise of certain outstanding Warrants.

We have examined the Warrants, the Company's Articles of Incorporation, as amended, its Bylaws and the record of its corporate proceedings and have made such other investigation as we have deemed necessary in order to express the opinions set forth below.

Based on such investigation, it is our opinion that the shares of Common Stock, when issued pursuant to the terms of the Warrants, will be legally issued, fully paid and non-assessable.

We hereby consent to all references to us in the Registration Statement and all amendments to the Registration Statement. We further consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

HOLME ROBERTS & OWEN LLP



By:   /s/  Garth B. Jensen
   ---------------------------
   Garth B. Jensen, Partner